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                                 SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of the
                           Securities Exchange Act of 1934

Filed by the  Registrant [X]

Filed by a Party other than the  Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                       Trump Hotels & Casino Resorts, Inc.
                (Name of Registrant as Specified In Its Charter)

                       Trump Hotels & Casino Resorts, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 12-a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

      4)  Proposed maximum aggregate value of transaction:

      (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[X]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:


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                   TRUMP HOTELS & CASINO RESORTS, INC.
                  Mississippi Avenue and The Boardwalk
                    Atlantic City, New Jersey  08401

                            IMPORTANT REMINDER

                                                                    June 3, 1996

Dear Stockholder:

 Your proxy has not yet been received for the upcoming Annual Meeting of Stockholders of Trump Hotels & Casino Resorts, Inc. scheduled for Wednesday, June 12, 1996. No matter how many or how few shares you own, your vote is important.

 Among other things, at the Annual Meeting, you will be asked to consider and vote upon a proposal to approve increasing the number of shares issued under the Stock Incentive Plan from 1,000,000 to 4,000,000 shares. The purpose of the Stock Incentive Plan is to attract able persons to enter and remain in the employ of the Company and provide a means whereby those key persons can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company.

 The Board of Directors unanimously recommends a vote "for" the adoption of the Amendment to the Stock Incentive Plan allowing for the increase of shares of Common Stock reserved for issuance thereunder.

 Additional information is contained in the Proxy Statement previously sent to you. If you have any questions or need an additional copy of the Proxy Statement, please call MacKenzie Partners, Inc., who is assisting us with the proxy solicitation at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

 Time is short. Even if you are able to attend the Annual Meeting in person, please sign, date and return the enclosed duplicate proxy in the postage paid envelope as soon as possible.

 We appreciate your prompt attention to voting your shares and thank you for your continued interest in your Company.


                                        Sincerely,

                                        /s/ Nicholas L. Ribis

                                        Nicholas L. Ribis
                                        President and Chief Executive Officer